Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated May 1, 2024, and each included in this Post-Effective Amendment No. 222 to the Registration Statement (Form N-1A, File No. 033-59692) of Rydex Series Funds (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated February 27, 2024 with respect to the financial statements and financial highlights of Guggenheim Multi-Hedge Strategies Fund, Rydex Commodities Strategy Fund and Guggenheim Managed Futures Strategy Fund (three of the funds constituting Rydex Series Funds) included in the Annual Reports to Shareholders (Form N-CSR) for the year ended December 31, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia
April 29, 2024